Exhibit 3.1

                                                       STATE OF DELAWARE
                                                       SECRETARY OF STATE
                                                       DIVISION OF CORPORATIONS
                                                       FILED 09:00 AM 11/02/1998
                                                       981421973-2961841


                    CERTIFICATE OF INCORPORATION, AS AMENDED

                                       OF

                              SWORD COMP-SOFT CORP.

                        --------------------------------

                  FIRST.  The name of this corporation shall be:

                              SWORD COMP-SOFT CORP.

                  SECOND. Its registered office in the State of Delaware is to be located at 1013 Centre Road, in the City of Wilmington, County of New Castle, 19805, and its registered agent at such address is THE COMPANY CORPORATION.

                  THIRD.  The purpose or purposes of the corporation shall be:

                  To engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

                  FOURTH. The total number of shares of stock which this corporation is authorized to issue is:

                  Seventy Million (70,000,000) shares without par value.

                  FIFTH. The name and mailing address of the incorporator is as follows:

                  Neysa Webb
                  The Company Corporation
                  1013 Centre Road
                  Wilmington, DE 19809

                  SIXTH. The board of directors shall have the power to adopt, amend or repeal the by-laws.